Exhibit 99.1

FOR MORE INFORMATION:

Charles Lynch

Vice President, Strategy and Investor Relations

954-384-0175, x-5692

charles_lynch@mednax.com

FOR IMMEDIATE RELEASE

MEDNAX Reports 2015 Third Quarter Adjusted EPS of $1.10

Expects Fourth Quarter Adjusted EPS of $1.10 to $1.14

FORT LAUDERDALE, Fla., October 29, 2015 – MEDNAX, Inc. (NYSE: MD), the national medical group specializing in neonatal and other pediatric services, anesthesia, maternal-fetal, pediatric cardiology and other physician and management services, today reported earnings of $0.97 per diluted share for the three months ended September 30, 2015, an increase of 13% over the prior-year period. On a non-GAAP basis, MEDNAX reported Adjusted EPS of $1.10, an increase of 15% over the prior-year period.

For the 2015 third quarter compared to the prior year period, MEDNAX reported:

•	Revenue growth of 15.3 percent to $722 million;

•	Operating income growth of 9.4 percent to $151 million;

•	EBITDA growth of 12.5 percent to $168 million;

•	EPS growth of 12.8 percent to $0.97 and Adjusted EPS growth of 14.6 percent to $1.10

“We achieved several important milestones during the third quarter, which reflect a continuation of our strategic growth as well as enhancement of our service capabilities,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “Our double-digit revenue and EPS growth demonstrate our ability to expand our operations and invest in additional opportunities across both our physician specialties and complementary solutions. We acquired two strong anesthesia groups during the quarter, bringing our total practice acquisitions to nine for the year to date, and our pipeline of additional opportunities remains strong and diversified across all of our clinical specialties. Additionally, the acquisition of Alegis, a leading national provider of comprehensive eligibility screening and enrollment solutions, by MedData marks the first acquisition completed by one of our affiliated non-practice companies and enhances MedData’s value proposition to its hospital customers. Finally, as we discussed during our Investor Day in September, we have undertaken a realignment of our operating infrastructure, which we believe positions us well to pursue incremental growth opportunities as we present a broad array of solutions to our existing and new hospital partners. Overall, we believe these achievements enhance our ability to bring value to our physicians, hospital partners and shareholders through our service offerings and our investments in clinical research, education and quality.”

Operating Results

MEDNAX’s net revenue for the three months ended September 30, 2015 increased by 15.3 percent, to $722.3 million, from $626.5 million for the prior-year period, driven primarily by contributions from acquisitions completed since July 2014.

MEDNAX’s revenue growth attributable to recent acquisitions was 16.5 percent, while overall same-unit revenue declined by 1.2 percent when compared to the prior year period.

Same-unit growth attributable to patient volume was 1.1 percent for the 2015 third quarter as compared to the prior-year period. Volume growth in the Company’s neonatology and other pediatric services, maternal-fetal medicine and anesthesia was partially offset by a decline in pediatric cardiology services. For the 2015 third quarter, compared to the 2014 period, same-unit neonatal intensive care unit (NICU) patient days were up 1.2 percent.

Same-unit growth from net reimbursement-related factors was negative 2.3 percent. Same unit growth was reduced 2.6 percent due to lower parity revenue compared to a year ago. MEDNAX’s third quarter 2015 results include approximately $1.5 million in parity revenue that contributed negligibly to its net income per diluted share, reflecting the impacts of incentive compensation expense and income taxes, compared to $17.2 million and $0.05, respectively, in the third quarter of 2014.

Excluding the impact of parity revenue in both periods, a non-GAAP measure, net same-unit growth from reimbursement-related factors would have been 0.3 percent in the third quarter of 2015, and total same-unit revenue growth would have been 1.4 percent.

On a same-unit basis, the percentage of services reimbursed under government programs increased by approximately 100 basis points in the 2015 third quarter compared with the prior-year period.

For the 2015 third quarter, general and administrative expenses were $80.2 million, as compared to $60.6 million for the prior-year period, a growth rate of 32 percent. General and administrative expenses as a percentage of net revenue was 11.1 percent for the third quarter of 2015, compared to 9.7 percent in the prior-year period, reflecting the mix of acquisitions completed over the past year, including non-practice service businesses.

Earnings before interest, taxes, depreciation and amortization expense (EBITDA), a non-GAAP measure, for the third quarter was $168.2 million, up 12.5 percent from $149.5 million for the prior-year period. EBITDA margin was 23.3% for the 2015 third quarter, as compared to 23.9% for the prior-year period.

Depreciation and amortization expense was $16.9 million in the third quarter of 2015 compared to $11.4 million in the third quarter of 2014, an increase of $5.5 million that primarily related to the amortization of intangible assets from recent acquisitions.

MEDNAX generated net income of $90.8 million for the 2015 third quarter, or $0.97 per diluted share based on a weighted average 93.6 million shares outstanding. This compares with net income of $86.2 million, or $0.86 per diluted share, for the 2014 third quarter, based on a weighted average 100.1 million shares outstanding, representing growth in diluted earnings per share of 12.8 percent.

For the third quarter, MEDNAX reported Adjusted EPS, a non-GAAP measure, of $1.10, compared to $0.96 in the third quarter of 2014, representing growth of 14.6 percent. Adjusted EPS is defined as diluted net income attributable to MEDNAX, Inc. per common and common equivalent share excluding non-cash amortization expense and stock-based compensation expense.

For the nine months ended September 30, 2015, MEDNAX generated revenue of $2.04 billion, up 14.0% from $1.79 billion for the prior-year period. EBITDA for the nine months ended September 30, 2015, grew by 12.2% to $453.3 million, up from $404.0 million for the first nine months of 2014. MEDNAX earned net income of $243.6 million, or $2.59 per share, through September 30, 2015, based on a weighted average 94.1 million shares outstanding, which compares to net income of $228.9 million, or $2.28 per share, based on a weighted average 100.2 million shares for the first nine months of 2014. For the nine months ended September 30, 2015, MEDNAX reported Adjusted EPS of $2.95, an increase of 15.2% from $2.56 in the prior year period.

MEDNAX had cash and cash equivalents of $60.9 million at September 30, 2015, and net accounts receivable were $406.8 million.

During the third quarter of 2015, MEDNAX generated cash flow from operations of $172.1 million, which compares to $159.4 million in the 2014 third quarter.

MEDNAX used approximately $241.5 million during the 2015 third quarter to fund acquisitions and to make contingent purchase price payments for previously completed acquisitions. During the third quarter of 2015, the Company completed the acquisitions of two anesthesia physician group practices as well as the purchase, through its affiliate MedData, of a third-party receivables company specializing in revenue recovery through comprehensive eligibility screening and enrollment solutions.

A reconciliation of EBITDA and Adjusted EPS to the most directly comparable GAAP measures for the three and nine months ended September 30, 2015 and 2014, respectively, is provided in the financial tables of this press release. Additionally, historical reconciliations of EBITDA and Adjusted EPS to the most directly comparable GAAP measures are available on the Company’s website at www.mednax.com/investors.

2015 Fourth Quarter Outlook

For the 2015 fourth quarter, MEDNAX expects earnings will be in a range of $0.97 to $1.01 per diluted share and Adjusted EPS will be in a range of $1.10 to $1.14. The Adjusted EPS range excludes approximately $0.08 per diluted share of estimated amortization expense and $0.05 per diluted share of estimated stock-based compensation expense.

This outlook assumes that total same-unit revenue for the three months ended December 31, 2015 will be two percent lower to unchanged, compared to the prior-year period, including an approximately two percent unfavorable impact from the decrease in parity revenue from the 2014 fourth quarter. Excluding the impact of parity revenue in both periods, a non-GAAP measure, this outlook assumes same-unit revenue growth will be flat to two percent higher for the three months ended December 31, 2015, compared to the prior-year period.

Included in the outlook for the 2015 fourth quarter is approximately $0.01 per diluted share from Medicaid parity revenue, reflecting the impacts from incentive compensation expense and income taxes, compared to $0.05 per share in the 2014 fourth quarter.

Earnings conference call

MEDNAX, Inc., will host an investor conference call to discuss the quarterly results at 10 a.m., E.D.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. November 12, 2015 by dialing 800.475.6701, access Code 370733. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group comprised of the nation’s leading providers of physician services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives, clinical research and telemedicine to enhance patient outcomes and provide high-quality, cost-effective care. The Company was founded in 1979, and today, through its affiliated professional corporations, MEDNAX provides services through a network of more than 3,200 physicians in all 50 states and Puerto Rico. In addition to its national physician network, MEDNAX provides services to healthcare facilities and physicians in over 40 states through two complementary businesses, consisting of a revenue cycle management company and a consulting services company. Additional information is available at www.mednax.com.

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Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.

Consolidated Statements of Income

(in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net revenue	$722,273	$626,506	$2,038,256	$1,788,389

Operating expenses:
Practice salaries and benefits	450,033	394,794	1,292,431	1,139,050
Practice supplies and other operating expenses	24,007	21,570	72,316	65,452
General and administrative expenses	80,185	60,643	220,522	179,886
Depreciation and amortization	16,918	11,356	46,079	32,088

Total operating expenses	571,143	488,363	1,631,348	1,416,476

Income from operations	151,130	138,143	406,908	371,913
Investment income	567	563	1,093	2,533
Interest expense	(6,201)	(2,019)	(14,617)	(5,578)
Equity in earnings of unconsolidated affiliate	784	725	2,350	875

Total non-operating expenses, net	(4,850)	(731)	(11,174)	(2,170)

Income before income taxes	146,280	137,412	395,734	369,743
Income tax provision	55,640	51,174	152,457	140,820

Net income	90,640	86,238	243,277	228,923
Net loss (income) attributable to noncontrolling interests	141	(31)	341	(40)

Net income attributable to MEDNAX, Inc.	$90,781	$86,207	$243,618	$228,883

Net income attributable to MEDNAX, Inc. common and common equivalent share (diluted)	$0.97	$0.86	$2.59	$2.28

Weighted average shares used in computing net income attributable to MEDNAX, Inc. per common and common equivalent share (diluted)	93,646	100,145	94,123	100,168

MEDNAX, INC.

Reconciliation of Net Income Attributable to MEDNAX, Inc. to EBITDA

(in thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Net income attributable to MEDNAX, Inc.	$90,781	$86,207	$243,618	$228,883
Interest expense, net(1)	4,850	731	11,174	2,170
Income tax provision	55,640	51,174	152,457	140,820
Depreciation and amortization	16,918	11,356	46,079	32,088

EBITDA	$168,189	$149,468	$453,328	$403,961

(1)	Interest expense, net is composed of interest expense, investment and other income and equity in earnings of unconsolidated affiliate.

MEDNAX, INC.

Reconciliation of Diluted Net Income per Share Attributable to MEDNAX, Inc.

to Adjusted Diluted Net Income per Share Attributable to MEDNAX, Inc. (“Adjusted EPS”)

(in thousands, except per share amount data)

(Unaudited)

	Three Months Ended September 30,
	2015		2014
Weighted average number of dilutive shares outstanding	93,646		100,145
Net income and diluted net income per share attributable to MEDNAX, Inc.	$90,781	$0.97	$86,207	$0.86
Adjustments:
Amortization (net of tax of $4,113 and $2,791)	6,711	0.07	4,704	0.05
Stock-based compensation (net of tax of $3,115 and $3,003)	5,082	0.06	5,062	0.05

Net income and diluted net income per share attributable to MEDNAX, Inc. as adjusted (“Adjusted EPS”)	$102,574	$1.10	$95,973	$0.96

	Nine Months Ended September 30,
	2015		2014
Weighted average number of dilutive shares outstanding	94,123		100,168
Net income and diluted net income per share attributable to MEDNAX, Inc.	$243,618	$2.59	$228,883	$2.28
Adjustments:
Amortization (net of tax of $11,775 and $7,900)	18,817	0.20	12,841	0.13
Stock-based compensation (net of tax of $9,222 and $9,109)	14,738	0.16	14,805	0.15

Net income and diluted net income per share attributable to MEDNAX, Inc. as adjusted (“Adjusted EPS”)	$277,173	$2.95	$256,529	$2.56

Balance Sheet Highlights

(in thousands)

(Unaudited)

	As of	As of
	September 30, 2015	December 31, 2014
Assets:
Cash and cash equivalents	$60,915	$47,928
Short-term investments	8,021	6,035
Accounts receivable, net	406,761	352,191
Other current assets	97,481	60,898
Goodwill, other assets, property and equipment	3,973,317	3,141,743

Total assets	$4,546,495	$3,608,795

Liabilities and equity:
Accounts payable and accrued expenses	$351,644	$380,658
Total debt	1,362,293	569,320
Other liabilities	498,817	393,251

Total liabilities	2,212,754	1,343,229
Total equity	2,333,741	2,265,566

Total liabilities and equity	$4,546,495	$3,608,795